Exhibit 99.1

Kraton Corporation Announces Fourth Quarter and Full Year 2017 Results
HOUSTON, February 20, 2018 /PRNewswire/ -- Kraton Corporation (NYSE: KRA), a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products, announces financial results for the quarter and year ended December 31, 2017.
2017 FOURTH QUARTER AND FULL YEAR SUMMARY

•	Diluted earnings per share was $2.17 for the three months ended December 31, 2017, compared to a loss of $0.12 in the same period in 2016.

•	Adjusted diluted earnings per share (non-GAAP) was $0.67 for the three months ended December 31, 2017, an increase of 131% compared to the same period in 2016.

•	Full year 2017 net income was $97.5 million and Adjusted EBITDA (non-GAAP) was $374 million, with an associated Adjusted EBITDA margin (non-GAAP) of 19.1%.

•	Reduced Kraton indebtedness by $196 million and Kraton net debt (non-GAAP) by $163 million, excluding the borrowings of our KFPC joint venture.

•	Achieved an incremental $13 million of cost reductions in the Polymer segment during 2017, for an aggregate $45 million as part of our previously announced $70 million cost reset initiatives.

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
	(In thousands, except per share amounts)
Revenue	$465,970	$415,389	$1,960,362	$1,744,104
Polymer segment operating income	$21,830	$17,955	$117,402	$77,891
Chemical segment operating income	$17,858	$17,466	$84,722	$58,360
Net income (loss) attributable to Kraton	$69,608	$(3,740)	$97,549	$107,308
Adjusted EBITDA (non-GAAP)(1)	$85,461	$77,221	$374,199	$354,132
Adjusted EBITDA margin (non-GAAP)(1)	18.3%	18.6%	19.1%	20.3%
Diluted earnings (loss) per share	$2.17	$(0.12)	$3.07	$3.43
Adjusted diluted earnings per share (non-GAAP)(1)	$0.67	$0.29	$2.85	$2.36
_______________________________________

(1)
See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable U.S. GAAP measure. Adjusted EBITDA margin is Adjusted EBITDA divided by revenue.

“Kraton reported Adjusted EBITDA of $85.5 million for the fourth quarter 2017 and on a full-year basis we posted Adjusted EBITDA of $374 million,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “While our fourth quarter and full-year 2017 results are in line with the updated view for the year we provided in October, reflecting an increase in Adjusted EBITDA of 11% and 6% compared to the fourth quarter and full-year 2016 respectively, our fourth quarter 2017 results include a $7.6 million negative pre-tax impact arising from customer-observed Cariflex processing issues. Specifically, and as previously discussed, in the third quarter of 2017 we initiated the “direct-connect” manufacturing process for our Cariflex products at our manufacturing facility in Paulinia, Brazil. Although material produced from this new process has met technical specifications, during the fourth quarter 2017 certain customers notified us that they were experiencing issues processing the material. We are working with our customers to fully resolve the issue and, to date, we have implemented a number of manufacturing stabilization actions that we believe will address our customers’ processing concerns,” said Fogarty.
“Despite these processing issues, our Polymer segment posted Adjusted EBITDA of $223 million in 2017, representing year-over-year growth of nearly 22%. Results for our Polymer segment underscore the resilience of our business, with full-year 2017 margin expansion to 18.6% of revenue and volume growth in each end-use resulting in a composite 3% year-on-year volume improvement. These strong segment results were realized despite significant raw material inflation in the first quarter of 2017.”
“Full-year 2017 Adjusted EBITDA for the Chemical segment was $151 million, with an associated margin of 20% and volume growth of 4% year-on-year. After the apparent first quarter 2017 trough in Chemical segment margins and Adjusted EBITDA, we experienced improving fundamentals over the balance of the year, particularly for our TOFA-based products. As a result, second-half 2017 Adjusted EBITDA for the Chemical segment was up 9.5% compared to the first half of the year, and we are encouraged by business trends and the expectation of further margin recovery as we enter into 2018,” Fogarty said.

Commenting on Kraton's debt and capital structure, Stephen E. Tremblay, the Company's Executive Vice President and Chief Financial Officer, said, “Since the closing of the Arizona Chemical acquisition we have been intently focused on debt reduction. In 2017 we reduced Kraton net debt by $163 million, exceeding the high end of our most recent guidance by $13 million. Furthermore, since the closing of the acquisition two years ago, we have reduced Kraton net debt by $281 million. Consolidated net leverage has declined one full turn to 4.3 times as of December 31, 2017 and we have reduced the cost of our Term Loan by more than 200 basis points."
“With regard to the ongoing cost reset initiatives in our Polymer segment, as of year-end 2017, we have realized approximately $45 million of our $70 million goal. In addition, as previously announced, as of September 30th we achieved the $65 million of targeted synergies associated with the acquisition of our Chemical segment, well ahead of our original year-end 2018 target,” Tremblay said.

Polymer Segment

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Revenue	(In thousands)
Performance Products	$131,489	$109,867	$640,313	$513,081
Specialty Polymers	104,161	84,134	389,873	340,330
CariflexTM	43,835	44,470	168,267	170,983
Other	(34)	136	1,223	343
	$279,451	$238,607	$1,199,676	$1,024,737

Operating income	$21,830	$17,955	$117,402	$77,891
Adjusted EBITDA (non-GAAP)(1)	$50,782	$42,064	$223,015	$183,087
Adjusted EBITDA margin (non-GAAP)(2)	18.2%	17.6%	18.6%	17.9%
____________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable U.S. GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.
Q4 2017 VERSUS Q4 2016 RESULTS
Revenue for the Polymer segment was $279.5 million for the three months ended December 31, 2017 compared to $238.6 million for the three months ended December 31, 2016. Sales volume of 75.6 kilotons for the three months ended December 31, 2017 increased 3.0% compared to the three months ended December 31, 2016. Performance Products volumes increased 2.0%, Specialty Polymers volumes increased 6.8%, and Cariflex volumes decreased 1.1%. The positive effect from changes in currency exchange rate between the periods was $5.4 million.
For the three months ended December 31, 2017, the Polymer segment generated $50.8 million of Adjusted EBITDA (non-GAAP) compared to $42.1 million for the three months ended December 31, 2016, an increase of $8.7 million or 20.7%. The increase in Adjusted EBITDA was primarily due to improved unit margins, which were driven by higher selling prices and higher sales volumes. In the third quarter 2017, we initiated a new manufacturing process for our Cariflex product at our manufacturing facility in Paulinia, Brazil. Although material produced using this new process has met technical specifications, during the fourth quarter 2017, some customers notified us that they were experiencing processing issues with the material. While the majority of material shipped in the fourth quarter is being used, the degree of issues noted by our customers varied, and in certain cases the material was returned to us for evaluation. We have implemented a number of manufacturing changes in an effort to address these issues going forward and these changes appear to be lessening the processing issues. The negative financial impact to our fourth quarter 2017 operating income including our Adjusted EBITDA was $7.6 million. See a reconciliation of U.S. GAAP operating income to non-GAAP Adjusted EBITDA below.
FY 2017 VERSUS FY 2016 RESULTS
Revenue for the Polymer segment was $1,199.7 million for the year ended December 31, 2017 compared to $1,024.7 million for the year ended December 31, 2016. Sales volume of 333.7 kilotons for the year ended December 31, 2017, increased 9.5 kilotons or 2.9% compared to the year ended December 31, 2016. Performance Products volumes increased 2.9%, Specialty Polymers volumes increased 3.6%, and Cariflex volumes increased 0.4%. The positive effect from changes in currency exchange rate between the periods was $2.1 million.
For the year ended December 31, 2017, the Polymer segment generated $223.0 million of Adjusted EBITDA (non-GAAP) compared to $183.1 million for the year ended December 31, 2016, an increase of $39.9 million or 21.8%. The increase in Adjusted EBITDA was primarily due to improved unit margins and higher sales volumes. See a reconciliation of U.S. GAAP operating income to non-GAAP Adjusted EBITDA below.

Chemical Segment
The following results of operations for the Chemical segment have been included in our consolidated results since January 6, 2016.

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016	Year Ended December 31, 2017	For the period January 6, 2016 through December 31, 2016
Revenue	(In thousands)
Adhesives	$60,189	$59,507	$252,985	$246,411
Roads and construction	9,594	8,092	48,174	48,938
Tires	12,041	12,241	49,955	42,478
Performance chemicals	104,695	96,943	409,572	381,540
	$186,519	$176,783	$760,686	$719,367

Operating income	$17,858	$17,466	$84,722	$58,360
Adjusted EBITDA (non-GAAP) (1)	$34,679	$35,157	$151,184	$171,045
Adjusted EBITDA margin (non-GAAP)(2)	18.6%	19.9%	19.9%	23.8%
____________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable U.S. GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.
Q4 2017 VERSUS Q4 2016 RESULTS
Revenue for the Chemical segment was $186.5 million for the three months ended December 31, 2017 compared to $176.8 million for the three months ended December 31, 2016. Sales volume was 100.9 kilotons for the three months ended December 31, 2017 compared to 103.5 kilotons for the three months ended December 31, 2016. Adhesives volumes increased 1.8%, Performance Chemicals volumes decreased 4.9%, Tires volumes decreased 3.2%, and Roads and Construction volumes increased 11.9%. The positive effect from changes in currency exchange rate between the periods was $6.3 million.
For the three months ended December 31, 2017, the Chemical segment generated Adjusted EBITDA (non-GAAP) of $34.7 million compared to $35.2 million for the three months ended December 31, 2016. See a reconciliation of U.S. GAAP operating income to non-GAAP Adjusted EBITDA below.
FY 2017 VERSUS FY 2016 RESULTS
Revenue for the Chemical segment was $760.7 million for the year ended December 31, 2017 compared to $719.4 million from the date of the Arizona Chemical Acquisition to December 31, 2016. Sales volume was 426.4 kilotons for the year ended December 31, 2017 compared to 411.5 kilotons for the year ended December 31, 2016. Adhesives volumes increased 7.2%, Performance Chemicals volumes increased 2.0%, Tires volumes increased 10.0%, and Roads and Construction volumes increased 2.6%. The positive effect from changes in currency exchange rate between the periods was $4.7 million.
For the year ended December 31, 2017, the Chemical segment generated Adjusted EBITDA (non-GAAP) of $151.2 million. From the date of the Arizona Chemical Acquisition to December 31, 2016, the Chemical segment generated Adjusted EBITDA (non-GAAP) of $171.0 million. Margin pressures in Adhesives and for Tall Oil Fatty Acid products, which had intensified in the second half of 2016 and into the first quarter of 2017, began to improve in the second quarter of 2017. Higher realized pricing, particularly for Tall Oil Fatty Acid products, led to an increase in average unit margins in the second half of 2017. As a result, Adjusted EBITDA for the second half of 2017 was up 9.5% compared to the first half of 2017. See a reconciliation of U.S. GAAP operating income to non-GAAP Adjusted EBITDA below.

Impact of the Tax Act
On December 22, 2017, the U.S. Tax Cuts and Jobs Act (“Tax Act”) introduced significant changes to U.S. income tax law, including a reduction to the U.S. statutory tax rate from 35.0% to 21.0% as well as other reform initiatives, effective in 2018. There was a benefit to Diluted Earnings per Share of $1.60 for the year ended December 31, 2017. Due to the timing of the enactment and the complexity involved in applying the provisions of the Tax Act, we have made reasonable estimates of the effects and recorded provisional amounts in our financial statements as of December 31, 2017, which are subject to change during 2018.
Status of Synergies, Operational Improvement, and Cost Reduction Initiatives
We previously announced synergies and operational improvement initiatives associated with the acquisition of Arizona Chemical and a cost reduction initiative targeted at lowering costs in our Polymer segment.
The Polymer segment cost reduction initiative began in 2015 with a total target savings of $70 million to be realized by the end of 2018. We realized approximately $45.0 million to date and anticipate realizing a significant portion of the remaining savings in 2018.
In conjunction with the acquisition of Arizona Chemical, we identified $65 million of cost-based synergies, approximately $25 million of which relate to general and administrative costs, and approximately $40 million of which are associated with operational improvements, all of which have been realized as of December 31, 2017.
CASH FLOW AND CAPITAL STRUCTURE
During the year ended December 31, 2017 we reduced Kraton indebtedness by approximately $196 million (excluding borrowings under the KFPC Loan Agreement), and net debt (non-GAAP) by $163 million.
Summary of principal amounts for indebtedness and a reconciliation of Kraton debt to Kraton net debt and consolidated net debt (non-GAAP):

	December 31, 2017	December 31, 2016
	(In thousands)
USD Tranche	$485,000	$1,278,000
Euro Tranche	198,265	—
10.5% Senior Notes	440,000	440,000
7.0% Senior Notes	400,000	—
ABL	—	—
Capital lease	2,086	3,042
Kraton debt	1,525,351	1,721,042
Kraton cash	75,204	107,599
Kraton net debt	1,450,147	1,613,443

KFPC(1)(2) loans	158,349	115,854
KFPC(1) cash	13,848	14,150
KFPC(1) net debt	144,501	101,704

Consolidated net debt	$1,594,648	$1,715,147
____________________________________________________

(1)
This amount includes all of the indebtedness of our Kraton Formosa Polymers Corporation (KFPC) joint venture, located in Mailiao, Taiwan, which we own a 50% stake in and we consolidate within our financial statements.

(2)
During the fourth quarter of 2017, KFPC executed two revolving credit facilities to provide funding for working capital requirements and/or general corporate purposes. These are in addition to the 5.5 billion NTD KFPC Loan Agreement.

OUTLOOK
We currently anticipate 2018 Adjusted EBITDA will be approximately $400 million. This estimate assumes that the process stabilization actions that we have implemented, to address the Cariflex direct-connect processing issues that certain of our customers have observed, will continue on the current trend and therefore no material additional charges, above what was incurred in the fourth quarter of 2017, will be incurred. Consistent with the aforementioned 2018 Adjusted EBIDTA estimate, we currently anticipate reducing net debt, excluding KFPC net debt, by approximately $125 million. This estimate is less than the 2017 year-over-year improvement in net debt owing to the timing of certain items, including interest payments and other components of working capital and financing activities, and an increase in inventory commensurate with the start-up of our joint venture in Mailiao, Taiwan.
USE OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of both U.S. GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted Earnings per Share, and Net Debt. Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable U.S. GAAP financial measure. For additional information on the impact of the spread between the FIFO basis of accounting and ECRC, see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance and attainment of net debt, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under U.S. GAAP in the United States.
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin: For our consolidated results, EBITDA represents net income (loss) before interest, taxes, depreciation and amortization. For each reporting segment, EBITDA represents operating income before depreciations and amortization, disposition and exit of business activities and earnings of unconsolidated joint ventures. Among other limitations EBITDA does not: reflect the significant interest expense on our debt or reflect the significant depreciation and amortization expense associated with our long-lived assets; and EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in our debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue (for each reporting segment or on a consolidated basis, as applicable). Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Adjusted Diluted Earnings Per Share: We prepare Adjusted Diluted Earnings per Share by eliminating from Diluted Earnings (loss) per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC.
Net Debt: We define net debt for Kraton as total debt (excluding debt of KFPC) less cash and cash equivalents. We define consolidated net debt as Kraton net debt plus debt of KFPC less KFPC’s cash and cash equivalents. Management uses net debt to determine our outstanding debt obligations that would not readily be satisfied by its cash and cash equivalents on hand. Management believes that using net debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt. In addition, management believes that presenting Kraton’s net debt excluding KFPC is useful because KFPC has its own capital structure.

CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Wednesday, February 21, 2018 at 9:00 a.m. (Eastern Time) to discuss fourth quarter and full year 2017 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 800-857-6511. International dial-in: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on February 21, 2018 through 1:59 a.m. (Eastern Time) on March 7, 2018. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 866-395-9164 and International callers dial 203-369-0500.
ABOUT KRATON
Kraton Corporation (NYSE: KRA) is a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesives, roads and construction and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks, flavors and fragrances and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.
Kraton, the Kraton logo and design, and Cariflex are all trademarks of Kraton Polymers LLC.
FORWARD LOOKING STATEMENTS
Some of the statements in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook,” “believes,” “target,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans”, “on track”, or “anticipates,” or by discussions of strategy, plans or intentions, including all matters described on the section titled “Outlook” including, but not limited to, our guidance for Adjusted EBITDA and net debt reduction, expectations regarding our direct-connect processing issues, expectations regarding the impact of the Tax Act and our estimates for cost reduction capture in 2018.
All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: Kraton's ability to repay its indebtedness and risk associated with incurring additional indebtedness; Kraton's reliance on third parties for the provision of significant operating and other services; conditions in, and risk associated with operating in, the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in Kraton's end-use markets; and other factors of which we are currently unaware or deem immaterial. In addition, to the extent any inconsistency or conflict exists between the information included in this report and the information included in our prior reports and other filings with the SEC, the information contained in this report updates and supersedes such information. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

KRATON CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
	(Unaudited)
Revenue	$465,970	$415,389	$1,960,362	$1,744,104
Cost of goods sold	343,408	297,335	1,418,459	1,265,079
Gross profit	122,562	118,054	541,903	479,025
Operating expenses:
Research and development	10,296	9,108	40,725	39,491
Selling, general, and administrative	37,456	41,780	161,892	177,625
Depreciation and amortization	35,122	31,745	137,162	125,658
Operating income	39,688	35,421	202,124	136,251
Disposition and exit of business activities	—	(11,585)	—	28,416
Loss on extinguishment of debt	(19)	—	(35,389)	(13,423)
Earnings of unconsolidated joint venture	116	120	486	394
Interest expense, net	(30,693)	(37,502)	(132,459)	(138,952)
Income (loss) before income taxes	9,092	(13,546)	34,762	12,686
Income tax benefit	60,791	8,930	57,884	91,954
Consolidated net income (loss)	69,883	(4,616)	92,646	104,640
Net (income) loss attributable to noncontrolling interest	(275)	876	4,903	2,668
Net income (loss) attributable to Kraton	$69,608	$(3,740)	$97,549	$107,308
Earnings (loss) per common share:
Basic	$2.21	$(0.12)	$3.12	$3.48
Diluted	$2.17	$(0.12)	$3.07	$3.43
Weighted average common shares outstanding:
Basic	30,944	30,306	30,654	30,180
Diluted	31,454	30,306	31,140	30,621

KRATON CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands, except par value)
	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$89,052	$121,749
Receivables, net of allowances of $824 and $814	196,683	200,860
Inventories of products	367,796	327,996
Inventories of materials and supplies	25,643	22,392
Prepaid expense	13,963	35,851
Other current assets	36,615	37,658
Total current assets	729,752	746,506
Property, plant, and equipment, less accumulated depreciation of $526,759 and $411,418	958,723	906,722
Goodwill	774,319	770,012
Intangible assets, less accumulated amortization of $197,318 and $144,946	406,863	439,198
Investment in unconsolidated joint venture	12,380	11,195
Debt issuance costs	2,340	3,511
Deferred income taxes	8,462	6,907
Other long-term assets	39,688	22,594
Total assets	$2,932,527	$2,906,645
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$42,647	$41,825
Accounts payable-trade	169,265	150,081
Other payables and accruals	119,624	130,398
Due to related party	19,176	14,669
Total current liabilities	350,712	336,973
Long-term debt, net of current portion	1,574,881	1,697,700
Deferred income taxes	148,148	211,396
Other long-term liabilities	192,267	170,339
Total liabilities	2,266,008	2,416,408
Equity:
Kraton stockholders’ equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 31,605 shares issued and outstanding at December 31, 2017; 30,960 shares issued and outstanding at December 31, 2016	316	310
Additional paid in capital	377,957	361,682
Retained earnings	356,503	254,439
Accumulated other comprehensive loss	(98,295)	(158,530)
Total Kraton stockholders’ equity	636,481	457,901
Noncontrolling interest	30,038	32,336
Total equity	666,519	490,237
Total liabilities and equity	$2,932,527	$2,906,645

KRATON CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
	Years Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$92,646	$104,640
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	137,162	125,658
Amortization of debt premium and original issue discount	6,169	7,987
Amortization of debt issuance costs	8,420	8,741
Loss on disposal of property, plant, and equipment	514	665
Disposition and exit of business activities	—	(28,416)
Loss on extinguishment of debt	35,389	13,423
Earnings (loss) from unconsolidated joint venture, net of dividends received	(49)	15
Deferred income tax benefit	(66,004)	(12,609)
Release of valuation allowance	—	(86,273)
Share-based compensation	7,627	8,334
Decrease (increase) in:
Accounts receivable	19,237	(17,526)
Inventories of products, materials, and supplies	(22,269)	26,252
Other assets	12,941	(8,181)
Increase (decrease) in:
Accounts payable-trade	8,275	13,177
Other payables and accruals	13,463	(23,455)
Other long-term liabilities	(1,802)	5,881
Due to related party	3,721	155
Net cash provided by operating activities	255,440	138,468
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(99,223)	(99,205)
KFPC purchase of property, plant, and equipment	(17,103)	(20,386)
Purchase of software and other intangibles	(6,265)	(5,862)
Acquisition, net of cash acquired	—	(1,312,105)
Sale of assets	—	72,803
Net cash used in investing activities	(122,591)	(1,364,755)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	739,167	1,787,965
Repayments of debt	(938,006)	(485,133)
KFPC proceeds from debt	48,207	36,896
KFPC repayments of debt	(16,244)	—
Capital lease payments	(964)	(272)
Purchase of treasury stock	(2,298)	(975)
Proceeds from the exercise of stock options	10,952	4,456
Settlement of interest rate swap	(879)	(5,155)
Settlement of foreign currency hedges	(716)	—
Debt issuance costs	(14,330)	(57,646)
Net cash provided by (used in) financing activities	(175,111)	1,280,136
Effect of exchange rate differences on cash	9,565	(2,149)
Net increase in cash and cash equivalents	(32,697)	51,700
Cash and cash equivalents, beginning of period	121,749	70,049
Cash and cash equivalents, end of period	$89,052	$121,749
Supplemental disclosures:
Cash paid (received) during the period for income taxes, net of refunds received	$(5,395)	$10,723
Cash paid during the period for interest, net of capitalized interest	$103,995	$115,706
Capitalized interest	$4,042	$5,825
Supplemental non-cash disclosures:
Property, plant, and equipment accruals	$19,720	$31,677
Asset acquired through capital lease	$—	$1,679

The following results of operations for the Chemical segment have been included in our consolidated results effective as of the date of the acquisition, January 6, 2016.

KRATON CORPORATION RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO ADJUSTED EBITDA (NON-GAAP) (Unaudited) (In thousands)
	Three Months Ended December 31, 2017			Three Months Ended December 31, 2016
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income (loss) attributable to Kraton			$69,608			$(3,740)
Net income (loss) attributable to noncontrolling interest			275			(876)
Consolidated net income (loss)			69,883			(4,616)
Add (deduct):
Income tax expense			(60,791)			(8,930)
Interest expense, net			30,693			37,502
Earnings of unconsolidated joint venture			(116)			(120)
Loss on extinguishment of debt			19			—
Disposition and exit of business activities			—			11,585
Operating income	21,830	17,858	39,688	17,955	17,466	35,421
Add:
Depreciation and amortization	17,559	17,563	35,122	14,731	17,014	31,745
Disposition and exit of business activities	—	—	—	(7,225)	(4,360)	(11,585)
Loss on extinguishment of debt	(19)	—	(19)	—	—	—
Earnings of unconsolidated joint venture	116	—	116	120	—	120
EBITDA	39,486	35,421	74,907	25,581	30,120	55,701
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (a)	1,507	344	1,851	5,780	756	6,536
Disposition and exit of business activities	—	—	—	7,225	4,360	11,585
Loss on extinguishment of debt	19	—	19	—	—	—
Weather related costs (b)	3,385	—	3,385	—	—	—
KFPC startup costs (c)	4,954	—	4,954	2,899	—	2,899
Non-cash compensation expense	261	—	261	1,062	—	1,062
Spread between FIFO and ECRC	1,170	(1,086)	84	(483)	(79)	(562)
Adjusted EBITDA (non-GAAP)	$50,782	$34,679	$85,461	$42,064	$35,157	$77,221
____________________________________________________

(a)
Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges, which are primarily recorded in selling, general, and administrative expenses.

(b)
2017 costs are related to Hurricane Harvey and Hurricane Irma, which are recorded in cost of goods sold. In 2015, the reduction in costs is due to insurance recoveries related to the Belpre production downtime, which are primarily recorded in cost of goods sold.

(c)	Startup costs related to the joint venture company, KFPC, which are recorded in cost of goods sold in 2017 and selling, general, and administrative expenses in 2016.

KRATON CORPORATION RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO ADJUSTED EBITDA (NON-GAAP) (Unaudited) (In thousands)
	Year Ended December 31, 2017			Year Ended December 31, 2016
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income attributable to Kraton			$97,549			$107,308
Net loss attributable to noncontrolling interest			(4,903)			(2,668)
Consolidated net income			92,646			104,640
Add (deduct):
Income tax benefit			(57,884)			(91,954)
Interest expense, net			132,459			138,952
Earnings of unconsolidated joint venture			(486)			(394)
Loss on extinguishment of debt			35,389			13,423
Disposition and exit of business activities			—			(28,416)
Operating income	117,402	84,722	202,124	77,891	58,360	136,251
Add:
Depreciation and amortization	67,998	69,164	137,162	59,930	65,728	125,658
Disposition and exit of business activities	—	—	—	32,776	(4,360)	28,416
Loss on extinguishment of debt	(35,389)	—	(35,389)	(13,423)	—	(13,423)
Earnings of unconsolidated joint venture	486	—	486	394	—	394
EBITDA	150,497	153,886	304,383	157,568	119,728	277,296
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (a)	13,000	(165)	12,835	25,035	8,529	33,564
Disposition and exit of business activities (b)	—	—	—	(32,776)	4,360	(28,416)
Loss on extinguishment of debt	35,389	—	35,389	13,423	—	13,423
Effect of purchase price accounting on inventory valuation (c)	—	—	—	—	24,719	24,719
Weather related costs (d)	4,145	1,320	5,465	—	—	—
KFPC startup costs (e)	14,618	—	14,618	6,179	—	6,179
Non-cash compensation expense	7,627	—	7,627	8,334	—	8,334
Spread between FIFO and ECRC	(2,261)	(3,857)	(6,118)	5,324	13,709	19,033
Adjusted EBITDA (non-GAAP)	$223,015	$151,184	$374,199	$183,087	$171,045	$354,132
____________________________________________________

(a)
Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges, which are recorded primarily in selling, general, and administrative expenses.

(b)
Includes $38.2 million gain on sale of BCU, $3.2 million gain on disposition of joint venture, $4.4 million loss on exit of our Solution Resinates product line, and $8.6 million loss of exit of our NEXAR product line.

(c)	Higher costs of goods sold for our Chemical segment related to the fair value adjustment in purchase accounting for their inventory.

(d)
2017 costs are related to Hurricane Harvey and Hurricane Irma, which are recorded in cost of goods sold. In 2015, the reduction in costs is due to insurance recoveries related to the Belpre production downtime, which are primarily recorded in cost of goods sold.

(e)	Startup costs related to the joint venture company, KFPC, which are recorded in costs of goods sold in 2017 and selling, general, and administrative expenses in 2016.

We reconcile Diluted Earnings (Loss) Per Share to Adjusted Diluted Earnings Per Share (non-GAAP) as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
	(Unaudited)
Diluted earnings (loss) per share	$2.17	$(0.12)	$3.07	$3.43
Transaction, acquisition related costs, restructuring, and other costs (a)	0.05	0.18	0.31	0.90
Disposition and exit of business activities (b)	—	0.23	—	(0.59)
Loss on extinguishment of debt	0.14	—	0.87	0.27
Weather related costs (c)	0.09	—	0.13	—
Effect of purchase price accounting on inventory valuation (d)	—	—	—	0.63
KFPC startup costs (e)	0.09	0.04	0.26	0.08
Tax reform repatriation (g)	1.46	—	1.46	—
Tax reform deferred tax rate change (g)	(3.06)	—	(3.06)	—
Valuation Allowance (f)	—	—	—	(2.75)
Spread between FIFO and ECRC	(0.27)	(0.04)	(0.19)	0.39
Adjusted diluted earnings per share (non-GAAP)	$0.67	$0.29	$2.85	$2.36
_____________________________________________________

(a)
Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges, which are recorded primarily in selling, general, and administrative expenses.

(b)
Includes $38.2 million gain on sale of BCU, $3.2 million gain on disposition of joint venture, $4.4 million loss on exit of our Solution Resinates product line, and $8.6 million loss of exit of our NEXAR product line.

(c)
2017 costs are related to Hurricane Harvey and Hurricane Irma, which are recorded in cost of goods sold. In 2015, the reduction in costs is due to insurance recoveries related to the Belpre production downtime, which are primarily recorded in cost of goods sold.

(d)	Higher costs of goods sold for our Chemical segment related to the fair value adjustment in purchase accounting for their inventory.

(e)	Startup costs related to the joint venture company, KFPC, which are recorded in costs of goods sold in 2017 and selling, general, and administrative expenses in 2016.

(f)	Income tax benefit related to a portion of the change in our valuation allowance for deferred tax assets.

(g)	Tax repatriation and deferred tax rate change relating to the 2017 U.S. Tax Cuts and Jobs Act.